Filed pursuant to Rule 433

Registration Statement No. 333-129000

January 30, 2006

Relating to Preliminary Prospectus Supplement

Dated January 30, 2006

FEDERATIVE REPUBLIC OF BRAZIL

FINAL TERMSHEET

Re-opening of 7.375% Global Bonds Due 2015

Issuer	Federative Republic of Brazil
Title	7.375% Global Bonds due 2015
Issue currency	EUR
Ratings	Ba3/BB-/BB-
Issue size	EUR 300 million
Maturity date	February 3, 2015
Settlement date	February 3, 2006 (T+4)
Reference 9-yr mid swap Rate	3.598%
Re-offer spread over mid-swaps	+185 bps area
Re-offer yield	5.448% annual
Re-offer spread over benchmark	+200.5 bps area
Reference benchmark	3.750% DBR due January 2015
Benchmark yield	3.443%
Coupon	7.375 % annual
Re-offer price	113.428%
Denominations	EUR 1,000/1,000
Day count	ACT/ACT
Type	SEC Registered Global
Listing	Euro MTF Market Luxembourg
Joint Bookrunners/Allocation	Barclays Capital (50%), Dresdner Kleinwort Wasserstein) (50%)
ISIN/Common Code	XS0211229637/ 021122963
Interest payment dates	February 3 of each year, starting February 3, 2007
Underwriting discount	25bp or 0.25% of face amount

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at

http://www.sec.gov/Archives/edgar/data/205317/000119312506014870/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital collect to 1-888-227-2775, Ext. 2663 or from outside the U.S. to 1-212-412-2663 or at Dresdner Kleinwort Wasserstein to 1-212-895-1586.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.